As filed with the Securities and Exchange Commission on June ___, 2013

333-_________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ICEWEB, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-2640971
(State of other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

22900 Shaw Road, Suite 111, Sterling, VA	20166
(Address of Principal Executive Offices)	(Zip Code)

2013 EMPLOYEE OPTION PLAN

(Full title of the plan)

Mark Lucky

Chief Financial Officer

IceWEB, Inc.

22900 Shaw Road, Suite 111

Sterling, VA 20166

(Name and address of agent for service)

(571) 287-2388

(Telephone number, including area code, of agent for service)

Copy to:

James Schneider, Esq.

Pearlman Schneider LLP

2200 Corporate Blvd. N.W., Suite 210

Boca Raton, FL 33431

(561) 362-9595

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, Par Value $0.001 per share	25,000,000	$0.0244	$610,000	$83.53

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

The registration fee has been computed in accordance with paragraph (h) of Rule 457 based upon the average bid price of the registrant’s common stock as quoted on the OTC Bulletin Board on June 13, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

We established the 2013 Employee Option Plan effective June 11, 2013 covering 25,000,000 shares of our common stock to permit us to offer to our employees and consultants whose past, present and/or potential contributions to our company have been, are or will be important to our success, an opportunity to acquire a proprietary interest in our company.  The issuance of grants under the plan will be made to persons who are closely related to us and who provide bona fide services to us in connection with our business which are not in connection with the offer or sale of our securities in a capital raising transaction and do not directly or indirectly promote or maintain a market for our securities.  Grants of options or shares may be awarded under the plan pursuant to individually negotiated compensation contracts or as determined and/or approved by our Board of Directors.  The eligible participants include our employees and non-employee consultants and advisors.  There is no limit as to the number of securities that may be awarded under the 2013 Employee Option Plan to a single participant.  As of June 14, 2013 we have not granted any options or other awards under the plan.

The 2013 Employee Option Plan does not require restrictions on the transferability of securities issued thereunder.  However, such securities may be restricted as a condition to their issuance where the Board of Directors deems such restrictions appropriate.  The 2013 Employee Option Plan is not subject to the Employee Retirement Income Securities Act of 1974.  Restricted shares awarded under the 2013 Employee Option Plan are intended to be fully taxable to the recipient as earned income.

Item 2.  Registrant Information and Employee Plan Annual Information.

We will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this registration statement.  These documents are incorporated by reference in the Section 10(a) prospectus.  We will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b).  Any and all such requests shall be directed to IceWEB, Inc. at our principal office at 22900 Shaw Road, Suite 111, Sterling, VA 20166, telephone number (571) 287-2388.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares of common stock issuable under the terms of the 2013 Employee Option Plan shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

Our principal offices are located at 22900 Shaw Road, Suite 111, Sterling, VA 20166 and our telephone number at that location is (571) 287-2388. Our fiscal year end is September 30. Information which appears on our web site at www.iceweb.com is not part of this prospectus.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

REOFFER PROSPECTUS

ICEWEB, INC.

25,000,000 Shares of Common Stock

This prospectus forms a part of a registration statement, which registers an aggregate of 25,000,000 shares of common stock issued or issuable from time-to-time under the IceWEB, Inc. 2013 Employee Option Plan.

This prospectus also covers the resale of shares granted under the 2013 Employee Option Plan by persons who are our "affiliates" within the meaning of federal securities laws. Affiliated selling security holders may sell all or a portion of the shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices. The amount of common stock sold for the account of our affiliate, together with all sales of our common stock for the account of our affiliate within the preceding three months may not exceed the greater of 1% of our outstanding common stock or the average weekly reported volume of trading in our common stock.

We will not receive any proceeds from sales of shares by selling security holders.

For a description of the plan of distribution of these shares, please see page 18 of this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol IWEB.  On June 13, 2013 the last sale price of our common stock was $0.0244.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus to read about the risks of investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 14, 2013

When used herein, the terms “IWEB,” "we," "our," and "us" refers to IceWEB, Inc., a Delaware corporation, and our subsidiaries.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission (SEC). Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC on December 31, 2012;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended December 31, 2012 filed with the SEC on February 14, 2013, and for the quarter ended March 31, 2013 filed with the SEC on May 15, 2013 as amended on May 16, 2013; and

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 18, 2013, April 12, 2013, April 16, 2013 and June 13, 2013.

 In addition, all reports and documents filed by us pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents.  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents.  Written requests for such copies should be directed to Corporate Secretary, IceWEB, Inc., at 22900 Shaw Road, Suite 111, Sterling, VA 20166, telephone number (571) 287-2388.

RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A SIGNIFICANT DEGREE OF RISK. YOU SHOULD NOT INVEST IN OUR COMMON STOCK UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

RISKS RELATED TO OUR COMPANY

WE HAVE AN ACCUMULATED DEFICIT AND MAY HAVE CONTINUING LOSSES THAT WOULD RESULT IN SIGNIFICANT LIQUIDITY AND CASH FLOW PROBLEMS ABSENT MATERIAL INCREASES IN REVENUES.

We had an accumulated deficit of approximately $43.7 million at March 31, 2013. For the years ended September 30, 2012 and 2011, we had a net loss of approximately $6.49 million and approximately $4.71 million, respectively. For the fiscal six months ended March 31, 2013, we had a net loss attributable to common security holders of approximately $2.92 million. In fiscal year 2012, cash used in operations was approximately $4.07 million.  The report of our independent registered public accounting firm on our consolidated financial statements for the fiscal year ended September 30, 2012 contains a qualification expressing substantial doubt as to our ability to continue as a going concern as a result of net losses and cash used in operations. We cannot assure prospective investors that sales will increase in future periods, nor can we assure prospective investors that they will not further decrease. We expect to potentially make significant expenditures related to the development of the business, potentially including hiring additional personnel relating to sales and marketing, customer service and support and technology development. As a result of these increased expenditures, we will be required to generate and sustain increased revenue to achieve profitability. As long as cash flow from operations remains insufficient to fund operations, we will continue depleting cash and other financial resources. Our failure to achieve profitable operations in future periods will adversely affect its ability to continue as a going concern. In this event, prospective investors could lose all of their investment in our company.

OUR SALES HAVE DECLINED SUBSTANTIALLY IN THE THIRD AND FOURTH QUARTERS FROM PRIOR PERIODS AND THERE ARE NO ASSURANCES OUR SALES WILL RETURN TO HISTORIC LEVELS.

Due to the untimely passing of our Chief Executive Officer in May, 2012, we experienced a significant decrease in sales momentum as customers, vendors, and partners put their purchasing decisions on hold until we could reassure them that we were going to be able to provide them with products and services and were able to continue our operations. We cannot assure you that our operations will achieve the level of historic sales in future periods.

WE HAVE ENTERED INTO A LOAN ARRANGEMENT WITH A COMPANY CONTROLLED BY OUR INDEPENDENT DIRECTORS WHICH COULD CAUSE A CONFLICT OF INTEREST.

In November 2012 we entered into a Loan Agreement with IWEB Growth Fund, LLC, a company which was recently established by Messrs. Compton, Bush, Carosi, Pirtle and Stavish and General Soyster, our independent directors. Under the terms of the Loan Agreement, IWEB Growth Fund agreed to make one or more loans to us up to the total principal amount of $1.5 million and as of the date hereof we have borrowed $111,000 from it under one year 12% secured notes. Under the terms of these loans, we granted IWEB Growth Fund a second position security interest in all of our assets and executed a confession of judgment. Any additional amounts to be lent to us under this master agreement are at the discretion of the lender and there are no assurances any additional funds will be available to us. In addition, there are no assurances that the terms of these loans are as favorable to us as we might have received from unrelated third parties. Lastly, should we fail to pay these obligations when due, the lender could seek to foreclose on our assets or otherwise obtain a judgment against us. As the principals of the lender are members of our Board of Directors, there are no assurances that these potential conflicts of interests will be settled in a manner favorable to us.

WE MAY NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS, IF AT ALL. IF WE CANNOT RAISE ADDITIONAL CAPITAL AS NEEDED, OUR ABILITY TO EXECUTE OUR GROWTH STRATEGY AND TO FUND OUR ONGOING OPERATIONS MAY BE IN JEOPARDY.

Historically, our operations have been financed primarily through the issuance of equity and short-term loans.  Capital is typically needed not only to fund ongoing operations and to pay existing obligations, but capital is also necessary if we wish to acquire additional assets or companies and for the effective integration, operation and expansion of these businesses. Future capital requirements, however, depend on a number of factors, including the ability to internally grow revenues, manage the business and control expenses. At September 30, 2012, we had a working capital deficit of $2,904,559 as compared to a working capital deficit of $1,713,333 at September 30, 2011. As of March 31, 2013, we had a working capital deficit of $2,358,342. We may need to raise additional capital to fund ongoing operations, pay existing obligations and fund future growth. There are no assurances that additional working capital will be available in the future upon terms acceptable to us. If we do not raise funds as needed, our ability to provide for current working capital needs, make additional acquisitions, grow the company, and continue our existing business and operations may be in jeopardy. In this event, prospective investors could lose all of their investment in our company.

THE LOSS OF KEY SENIOR MANAGEMENT PERSONNEL, INCLUDING THE RECENT DEATH OF OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, COULD NEGATIVELY AFFECT OUR BUSINESS.

In May 2012, our Chairman and Chief Executive Officer, John R. Signorello, passed away. Hal Compton, Sr., a member of the board of directors, assumed the role as interim Chief Executive Officer, and Mark Lucky, our Chief Financial Officer, served as interim Chief Operating Officer. In July 2012 Mr. Robert Howe III joined our company as Chief Executive Officer. Without Mr. Signorello’s participation in our company’s business and operations, we could experience negative impacts to our business, future operating profits and results of operations. In addition, we depend upon our senior management and other key personnel, including Messrs. Howe and Lucky. The loss of these individuals or any of our other current or future executive officers or key employees could harm our business, future operating prospects and results of operations. Additionally, we do not currently maintain “key person” life insurance policies on the lives of any of our executive officers. This lack of insurance means that we may not receive adequate compensation for the loss of services of these individuals.

WE RELY ON VALUE-ADDED RESELLERS AND OTHER DISTRIBUTION PARTNERS TO SELL SUBSTANTIALLY ALL OF OUR PRODUCTS. FAILURE TO DEVELOP AND MANAGE, OR DISRUPTIONS TO, OUR DISTRIBUTION CHANNELS WOULD ADVERSELY AFFECT ITS BUSINESS.

Our ability to maintain or increase revenue will depend in part on our ability to maintain arrangements with existing resellers and other distribution partners, which we refer to as “channel partners,” and to establish and expand arrangements with new channel partners. If we fail to do so, future revenue could be harmed. Additionally, by relying on channel partners, we have less contact with the ultimate users of our products, which may make it difficult for us to establish and increase brand awareness, ensure proper delivery and installation of our products, service ongoing customer requirements and respond to evolving customer needs.

Recruiting and retaining qualified channel partners and training them in our technology and product offerings requires significant time and resources. In order to develop and expand distribution channels, we must continue to scale and improve the processes and procedures that support these channels, including investment in systems and training. Those processes and procedures may become increasingly complex and difficult to manage as we expand our organization.

We have no minimum purchase commitments from any channel partners, and contracts with these channel partners do not prohibit them from offering products or services that compete with ours. Competitors may provide incentives to existing and potential channel partners to favor their products. Channel partners may choose not to offer our products exclusively or at all. Establishing relationships with channel partners who have a history of selling competitors’ products may also prove to be difficult. Failure to establish and maintain successful relationships with channel partners would seriously harm our business and operating results.

WE RECEIVE A SUBSTANTIAL PORTION OF REVENUE FROM A LIMITED NUMBER OF CHANNEL PARTNERS, AND THE LOSS OF, OR A SIGNIFICANT REDUCTION IN, ORDERS FROM ONE OR MORE OF ITS MAJOR CHANNEL PARTNERS WOULD HARM ITS BUSINESS.

Our future success is highly dependent upon establishing and successfully maintaining relationships with a large number of channel partners. We market and sell our IceWEB Unified Data Storage products through an all-channel assisted sales model and we derive substantially all of our revenue from these channel partners. We receive a substantial portion of revenue from a limited number of channel partners. We anticipate that we will continue to receive a significant portion of revenue from a limited number of channel partners for the foreseeable future and, in some cases, a portion of revenue attributable to individual channel partners may increase in the future. The loss of one or more key channel partners or a reduction in sales through any major channel partner could harm our business.

IF WE ARE UNABLE TO CONTINUE TO DEVELOP AND INTRODUCE NEW PRODUCTS AND RESPOND TO TECHNOLOGICAL CHANGES, REVENUE COULD BE REDUCED.

Future growth depends on the successful development and introduction of new systems and software products. Due to the complexity of network storage systems, these products are subject to significant technical risks that may impact our ability to introduce these products successfully. Our new products also may not achieve market acceptance. In addition, new products must respond to technological changes and evolving industry standards. If we are unable for technological or other reasons to develop and introduce new products in a timely manner in response to changing market conditions or customer requirements, or if these products do not achieve market acceptance, revenue could be reduced.

IMPROVEMENTS IN ALTERNATIVE MEANS TO ACCELERATE STORAGE PERFORMANCE OR REDUCE STORAGE COSTS COULD HARM OUR BUSINESS AS THE DEMAND FOR ITS SYSTEMS MAY BE REDUCED.

Our products are designed to improve the performance of many applications, including applications that are based on Microsoft Corporation’s protocols. Accordingly, changes to Microsoft application protocols such as to accelerate storage performance or reduce storage costs may reduce the need for our products, adversely affecting our business, operating results and financial condition. Changes in other application protocols or in the Transmission Control Protocol, the set of rules used to send data in the form of message units between computers over the Internet, could have a similar effect.

IF WE ARE UNABLE TO CONTINUE TO CREATE ATTRACTIVE INNOVATIONS IN SOFTWARE AND HARDWARE, WE MAY NOT BE ABLE TO GENERATE HIGH-MARGIN REVENUE THAT WILL ENABLE US TO MAINTAIN OR INCREASE GROSS PROFITS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

Our industry has a history of declining network storage hardware prices as measured on a “dollar per gigabyte of storage capacity” basis. To maintain or increase gross profits, we will need to continue to create attractive software that is included with network storage systems and/or sold separately as licensed software applications. Any new feature or application that we develop or acquire may not be introduced in a timely or cost- effective manner and may not achieve the broad market acceptance necessary to help increase overall gross margin. If we are unable to successfully develop or acquire and then market and sell additional software and hardware functionality, our business could be adversely affected.

OUR ABILITY TO SELL OUR PRODUCTS IS HIGHLY DEPENDENT ON THE QUALITY OF OUR SUPPORT SERVICES, AND ANY FAILURE TO OFFER HIGH-QUALITY SUPPORT SERVICES COULD REDUCE PRODUCT SALES AND REVENUE.

After our products are deployed within our customers’ networks, customers depend on our support services organization to resolve issues relating to our products and how they perform within the customer’s environment. High-quality support services are critical for the successful marketing and sale of our products. If we do not succeed in helping our customers to quickly resolve post-deployment issues and provide ongoing support if our partners do not effectively assist customers in deploying products, it would adversely affect our ability to sell products to existing customers and could harm prospects with potential customers. As a result, failure to maintain high-quality support services could reduce product sales and revenue.

 OUR PRODUCTS ARE HIGHLY TECHNICAL AND MAY CONTAIN UNDETECTED SOFTWARE OR HARDWARE DEFECTS, WHICH COULD CAUSE DATA UNAVAILABILITY, LOSS OR CORRUPTION THAT MIGHT, IN TURN, RESULT IN LIABILITY TO CUSTOMERS, HARM TO ICEWEB’S REPUTATION AND/OR A REDUCTION OF PRODUCT SALES AND REVENUE.

Our network storage products are highly technical and complex and are often used to store information critical to customers’ business operations. Our products have contained and may contain undetected errors, defects or security vulnerabilities that could result in data unavailability, loss or corruption or other harm to customers. Some errors in our products may only be discovered after they have been installed and used by customers. Any errors, defects or security vulnerabilities discovered in our products after commercial release, as well as any computer virus or human error on the part of our customer support or other personnel resulting in the unavailability, loss or corruption of a customer’s data, could result in a loss of customers or increased support and warranty costs, any of which may adversely affect our business, operating results and financial condition. In addition, we could face claims for product liability, tort or breach of warranty, including claims relating to changes to our products made by partners. Our contracts with customers contain provisions relating to warranty disclaimers and liability limitations, which may be difficult to enforce. Defending a lawsuit, regardless of its merit, could be costly and might divert management’s attention and adversely affect the market’s perception of our company and our products. In addition, if our business liability insurance coverage proves inadequate for a claim, or future coverage is unavailable on acceptable terms or at all, product sales and revenue could be reduced.

THE FACTORING AGREEMENT WITH SAND HILL FINANCE, LLC CONTAINS CERTAIN TERMS WHICH MAY ADVERSELY AFFECT THE COMPANY’S ABILITY TO RAISE CAPITAL IN FUTURE PERIODS.

We are a party to a Finance Agreement with Sand Hill Finance, LLC for an accounts receivable factoring line. As of March 31, 2013, the principal balance on the factoring line was $2,139,235. Under the terms of the Finance Agreement, we agreed not to take certain actions including undertaking a transaction which would result in a change of control of IceWEB or the transfer of more than 50% of its securities and incurring any indebtedness other than trade credit in the ordinary course of business. These restrictions may limit our ability to raise working capital as needed in the future.

OUR PRIMARY ASSETS SERVE AS COLLATERAL UNDER THE FACTORING LINE. IF WE WERE TO DEFAULT ON THE FINANCE AGREEMENT, THE LENDER COULD FORECLOSE ON OUR ASSETS AND WE WOULD BE UNABLE TO CONDUCT OUR BUSINESS AS ITS IS PRESENTLY CONDUCTED.

The factoring line is collateralized by a blanket security interest encumbering our assets. If we should default under the terms of the Finance Agreement, Sand Hill Finance, LLC could seek to foreclose on our primary assets. If Sand Hill Finance, LLC were successful, we would be unable to conduct business as it is presently conducted and our ability to generate revenues and fund ongoing operations would be materially adversely affected.

MANAGEMENT MAY BE UNABLE TO EFFECTIVELY INTEGRATE ACQUISITIONS AND TO MANAGE GROWTH AND ICEWEB MAY BE UNABLE TO FULLY REALIZE ANY ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

Our business strategy includes growth through acquisition and internal development. We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies. Acquired companies’ histories, geographical locations, business models and business cultures can be different from ours in many respects. Our directors and senior management face a significant challenge in their efforts to integrate the businesses and the business of the acquired companies or assets, and to effectively manage continued growth. There can be no assurance that efforts to integrate the operations of any acquired assets or companies acquired in the future will be successful, that we can manage growth or that the anticipated benefits of these proposed acquisitions will be fully realized. The dedication of management resources to these efforts may detract attention from day-to-day business. There can be no assurance that there will not be substantial costs associated with these activities or of the success of integration efforts, either of which could have a material adverse effect on operating results.

ECONOMIC CONDITIONS AND WORLD EVENTS COULD AFFECT OUR COMPANY’S OPERATING RESULTS.

We and our customers could be adversely affected by an economic downturn such as changes in consumer and investor confidence, instability in the credit and financial markets, volatile corporate profits, and reduced business and consumer spending. The economy as a whole also may be affected by future world events such as acts of terrorism, developments in the war on terrorism, conflicts in international situations, and by natural disasters. These factors may affect our results of operations by reducing sales, gross profits and/or net income as a result of a slowdown in customer orders or order cancellations. In addition, political and social turmoil related to international conflicts and terrorist acts may put further pressure on economic conditions abroad. Unstable political, social and economic conditions may make it difficult for our company, our customers, and our suppliers to accurately forecast and plan future business activities. If such conditions persist, our business, financial condition, results of operations and cash flow could be negatively affected.

THE CONDITION OF THE U.S. AND GLOBAL FINANCIAL MARKETS HAS BEEN VOLATILE AND MAY CONTINUE TO BE VOLATILE.

Prospective investors should be aware that the U.S. and global financial markets are currently quite volatile and that the condition of the financial markets has become significantly weakened and destabilized in the past few years. Continued volatility and instability could adversely affect our ability to finance our business. Further, financial market instability could result in significant regulatory changes that would have an unpredictable effect on the financial markets in general.

OUR BUSINESS HAS INHERENT OPERATIONAL RISKS THAT CANNOT BE ADEQUATELY COVERED BY INSURANCE OR INDEMNITY.

We may face unanticipated risks of legal liability for damages caused by the actual or alleged failure of technologies and products that it supplies. We sell products to a variety of large entities, and because of our size, we have limited ability to negotiate favorable commercial terms in our product purchase/sale documentation. While we have attempted to secure appropriate insurance coverage at reasonable cost it is not possible to insure against all risks inherent in the markets we serve, nor can we assure investors that our insurers will pay a particular claim, or that we will be able to maintain coverage at reasonable rates in the future. Substantial claims resulting from a failure of a product to perform in excess of or not otherwise covered by indemnity or insurance could harm our financial condition and operating results. Insurance policies also contain deductibles, limitations and exclusions which increase our costs in the event of a claim.

WE MAY HAVE DIFFICULTY SCALING PRODUCTION TO LARGE VOLUMES. IF WE ARE UNABLE TO MEET DEMAND OR TO EFFICIENTLY INCREASE PRODUCTION, CUSTOMERS MAY TURN TO PRODUCTS OFFERED BY COMPETITORS AND OUR OPERATING RESULTS COULD BE ADVERSELY AFFECTED.

We may have difficulty dealing with rapid growth. If demand for products increases rapidly, we may need to expand internal production capacity or implement outsourcing. Success in developing, manufacturing and supporting products manufactured in small volumes does not assure comparable success in operations conducted on a larger scale. It may be necessary to expand capacity beyond existing space, personnel and equipment and we may be unable to do so. Modifying our facilities and operations to increase production capacity may delay delivery of products. Manufacturing efficiencies, yields and product quality may decline as production volumes increase. In addition, component costs, overhead and other production costs may rise. If we are unable to meet the demand of customers and deliver quality products quickly and cost effectively, customers may turn to our competitors. The costs associated with implementing new manufacturing technologies, methods and processes, including the purchase of new equipment, and any resulting delays, inefficiencies and loss of sales could harm results of operations.

OUR SUCCESS AND COMPETITIVE POSITION DEPENDS ON OUR ABILITY TO OBTAIN AND PROTECT INTELLECTUAL PROPERTY. FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS WOULD IMPAIR OUR ABILITY TO COMPETE EFFECTIVELY AND DEFEND AGAINST THIRD PARTY CLAIMS THAT WE ARE INFRINGING ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

We maintain our proprietary technology and know-how as trade secrets as well as through the use of patents. Some of our proprietary technology may be covered by provisional patents. Our policy is to use confidentiality agreements, licensing agreements and similar arrangements to establish and protect intellectual property. For example, our policy is to maintain confidentiality agreements with our employees, consultants, vendors and business partners and this has controlled access to, and distribution of its product design documentation and other proprietary information. We intend to continue to protect existing and new processes and technologies that are developed as trade secrets but may not be able to do so. We hold or have filed patents related to several of our products and technology, however there is no guarantee that we will be able to enforce these patents or that the applications will be issued as patents. Failure to protect our intellectual property could affect our ability to secure additional contracts or preserve market advantages as we develops and commercializes our products.

Our efforts to protect our intellectual property rights may not:

•	prevent challenges to, or the invalidation or circumvention of, existing intellectual property rights;
•	prevent competitors from independently developing similar products or duplicating our products;
•	provide adequate protection for intellectual property rights;
•	prevent disputes with third parties regarding ownership of our intellectual property rights;
•	prevent disclosure of trade secrets and know-how to third parties or their release into the public domain; or
•	prevent our company from being subject to claims of infringement of the intellectual property rights of third-parties.

Others may attempt to copy or otherwise obtain and use our proprietary technologies without consent. Monitoring the unauthorized use of technologies is difficult. There is a significant risk that customers or their end-user customers may attempt to copy or otherwise obtain and use our proprietary technologies without our consent.

We may find it necessary to litigate against others, including customers, to protect our intellectual property and to challenge the validity and scope of the proprietary rights asserted by others, and the company could face counterclaims. Legal disputes with customers could adversely affect relationships and sales. Litigation is inherently uncertain, and an adverse outcome could subject us to significant liability for damages or invalidate our proprietary rights. The complexity of the technology involved and inherent uncertainty and cost of intellectual property litigation increases our risks.

Third parties may claim that we are infringing on their intellectual property rights, and we may already be unknowingly infringing. We may face additional liability if we agree to indemnify customers against third party infringement claims. If a third party establishes that we are infringing upon our intellectual property rights, we may be forced to modify products or manufacturing processes and such changes may be expensive or impractical. We may be forced to seek royalty or license agreements. If we are unable to agree on acceptable terms, we may be required to discontinue products or to halt other aspects of our operations. We may also be liable for significant damages. Even if intellectual property claims brought against us are without merit, the litigation may be costly and time consuming, and may divert management and key personnel from normal business operations.

OUR EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY MAY BE LESS EFFECTIVE IN SOME FOREIGN COUNTRIES WHERE INTELLECTUAL PROPERTY RIGHTS MAY NOT BE AS STRONG AS IN THE UNITED STATES.

We have not obtained and may not obtain patent or similar protection for our proprietary technologies or registration for our trademarks in foreign countries, which may impair our ability to use or protect our technology and brand in foreign jurisdictions. The laws of some foreign countries, including countries in which we have sold and/or plan to sell products, protect proprietary rights less broadly than do the laws of the United States. Many U.S. companies have encountered substantial problems in protecting their proprietary rights in such countries, and there is a risk that we may encounter similar problems. If our competitors in these countries copy our technology without our permission, our sales and operations may be harmed.

WE HAVE BEEN ENGAGED IN VARIOUS LEGAL DISPUTES WHICH COULD IMPACT OUR COMPANY AND OUR SUPPLIER RELATIONSHIPS.

We are currently engaged in three legal proceedings. These legal proceedings relate to non-payment of vendors. A number of these suppliers, if not all of them, may be paid and satisfied prior to that closing. Claims relating to these proceedings currently total approximately between $50,000 and $100,000. These and/or the remaining and/or future potential legal proceedings could impact our financial position and/or our relationships with customers, vendors, suppliers, distributors and/or other parties.

RISKS RELATING TO ICEWEB’S COMMON STOCK

THE EXERCISE OF WARRANTS AND OPTIONS AND THE CONVERSION OF SHARES OF OUR SERIES B CONVERTIBLE PREFERRED STOCK AND CONVERTIBLE NOTES PAYABLE WILL BE DILUTIVE TO EXISTING SECURITY HOLDERS.

At June 132, 2013 we had outstanding:

•	326,690,909 shares of common stock,
•	626,667 shares of Series B convertible preferred stock which is convertible into 626,667 shares of common stock, and
•	common stock purchase warrants and options to purchase 121,052,098 shares of common stock with a variety of exercise prices, rights and provisions

The exercise of the outstanding options and warrants or the conversion of the outstanding convertible securities will be dilutive to our security holders.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR SECURITY HOLDERS.

Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of security holders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Delaware General Corporations Law also may be deemed to have certain anti-takeover effects, including a provisions stipulating that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested security holders.

In addition, our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors. We presently have outstanding 626,667 shares of Series B convertible preferred stock owned by the estate of former CEO and Chairman John R. Signorello.  Our board of directors may, without stockholder approval, issue additional series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

PUBLIC COMPANY COMPLIANCE MAY MAKE IT MORE DIFFICULT TO ATTRACT AND RETAIN OFFICERS AND DIRECTORS.

The Sarbanes-Oxley Act of 2002, the Dodd-Frank Act and rules subsequently implemented by the Commission have required changes in corporate governance practices of public companies. As a public company, we expect these rules and regulations to continue to increase compliance costs in 2013 and beyond and to make certain activities more time consuming and costly than if we were not a public company. As a public company, we also expect that these rules and regulations may make it more difficult and expensive to obtain director and officer liability insurance in the future and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers.

OUR STOCK PRICE MAY BE VOLATILE IN RESPONSE TO MARKET AND OTHER FACTORS.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	competitive pricing pressures;

•	ability to obtain working capital financing;

•	additions or departures of key personnel;

•	limited public float in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

•	sales of common stock

•	ability to execute our business plan;

•	operating results that fall below expectations;

•	loss of any strategic relationship;

•	regulatory or legal developments;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

OUR COMMON STOCK IS A “PENNY STOCK,” WHICH WILL MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES.

Our common stock is presently subject to the “penny stock” rules adopted under Section 15(g) of the Securities Exchange Act of 1934. The penny stock rules apply to companies whose common stock is not listed on a national securities exchange and trades at less than $5.00 per share or that have tangible net worth of less than $2,500,000, or $2,000,000 if the company has been operating for three or more years. In certain instances, these rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. In addition, many brokers and broker-dealers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we continue to remain subject to the penny stock rules, it could have an adverse effect on the market, if any, for our common stock, and investors will find it more difficult to dispose of the securities.

OUR COMMON STOCK MAY BE SUBJECT TO FURTHER DILUTION IF WE SELL ADDITIONAL SHARES OF OUR COMMON STOCK IN THE FUTURE AT PRICES BELOW THE PRICES IN ITS RECENT PRIVATE OFFERINGS.

If it becomes necessary for us to issue additional shares of common stock in the future at prices below the prices that trigger the anti-dilution protections in connection with previous private offerings, we will be required to issue such additional shares and lower the warrant exercise price of the existing warrants, in order to account for the dilutive impact of such future issuances. The anti-dilutive protections are known as “full-ratchet” protections, meaning that the additional shares of common stock to be issued, and the new exercise price of the warrants, will match the lowest price at which we issue additional shares of common stock in the future. These additional shares of common stock, and warrants to purchase additional shares of common stock, if exercised, could result in substantial future dilution to the holders of our common stock. We currently have warrants outstanding to purchase 36,088,554 shares of common stock which contain “full-ratchet” protections.

IF THE SELLING SECURITY HOLDERS ALL ELECT TO SELL THEIR SHARES OF OUR COMMON STOCK AT THE SAME TIME, THE MARKET PRICE OF OUR SHARES MAY DECREASE.

It is possible that the selling security holders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time hereunder, the sales, or the possibility thereof, may have a depressive effect on the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to; the factors described in the section captioned “Risk Factors” above.  In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements.  Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

•	our accumulated deficit and history of losses,
•	our need for additional capital,
•	possible loss of our key senior management,
•	reliance on our value-added resellers and other distributors,
•	our dependence upon a significant portion of our revenues from a limited number of channel partners,
•	our need to keep pace with changes in technology,
•	our ability to effectively compete and the need to continue to improve our product offerings,
•	potential product liability to our customers,
•	the terms of our factoring agreement with Sand Hill Finance, LLC, the inability of management to effectively integrate any future acquisitions
•	the possible adverse impact of general economic conditions on our business and the volatility of global financial markets,
•	possible lack of sufficient insurance coverage,
•	the inability to properly scale our operations,
•	any failure to adequately protect our intellectual property rights,
•	the impact of adverse outcomes of litigation,
•	dilutive impact to our stockholders of the exercise of outstanding warrants and/or the conversion of outstanding preferred stock and notes,
•	anti-takeover provisions of our certificate of amendment,
•	the impact of penny stock rules on the trading in our stock, and

•	the impact of our quarterly operating results on our stock price.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.  You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.  Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares by the selling security holders.

ICEWEB, INC.

2013 Employee Option Plan

On June 11, 2013, our board of directors approved the 2013 Employee Option Plan, or 2013 Plan, and recommended the adoption of the 2013 Plan by our stockholders. We have not yet sought the approval by our stockholders of the 2013 Plan.

The 2013 Plan reserves 25,000,000 shares of our common stock for issuance pursuant to the terms of the plan upon the grant of restricted stock awards, deferred stock grants, stock appreciation rights and/or the exercise of options granted under the 2013 Plan.  The terms and provisions of the 2013 Plan are summarized below, which summary is qualified in its entirety by reference to the 2013 Plan which is filed as an exhibit to the registration statement of which this prospectus forms a part.

The purpose of the 2013 Plan is to advance the interests of our company by providing an incentive to attract, retain and motivate highly qualified and competent persons who are important to us and upon whose efforts and judgment the success of our company is largely dependent.  Grants to be made under the 2013 Plan may be made to our employees and consultants.  The recipient of any grant under the 2013 Plan, and the amount and terms of a specific grant, will be determined by the Compensation Committee.

As of June 14, 2013 we have not granted options under the 2013 Plan.

Administration and Eligibility

The 2013 Plan will be administered by the Compensation Committee of our board of directors.  The Compensation Committee will determine, from time to time, those of our employees to whom stock awards or plan options will be granted, the terms and provisions of each such grant, the dates such grants will become exercisable, the number of shares subject to each grant, the purchase price of such shares and the form of payment of such purchase price.  All other questions relating to the administration of the 2013 Plan and the interpretation of the provisions thereof are to be resolved at the sole discretion of the Compensation Committee.

Amendment and Termination of the 2013 Plan

The board of directors may amend, suspend or terminate the 2013 Plan at any time, except that no amendment shall be made which:

•	increases the total number of shares subject to the plan or changes the minimum purchase price therefore (except in the event of adjustments due to changes in our capitalization),
•	affects outstanding options or any exercise right thereunder,
•	extends the term of any option beyond 10 years, or
•	extends the termination date of the plan.

Unless the plan is suspended or terminated by the board of directors, the 2013 Plan will terminate on June 11, 2014.  Notwithstanding, no ISOs may be granted after June 11, 2014 and, if the 2013 Plan has not received stockholder approval prior to that date, any previously granted ISOs will automatically become NSOs.  Any termination of the 2013 Plan will not affect the validity of any options previously granted thereunder.

Grants under the 2013 Plan

The 2013 Plan provides for the grant of restricted stock awards, stock appreciation rights, incentive stock options, or ISOs, qualifying as ISOs under Section 422 of the Internal Revenue Code and non-statutory stock options, or NSOs, that do not so qualify.  Any option granted under the 2013 Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any ISO granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant.

In addition, restricted stock grants may also be made, as well as deferred stock grants and stock appreciation rights.

Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market.

Adjustment Upon Changes in Capitalization or other Corporate Event

The 2013 Plan provides that, in the event of any dividend, other than a cash dividend, payable on shares of our common stock, stock split, reverse stock split, combination or exchange of shares, or other similar event occurring after the grant of an award which results in a change in the shares of our common stock as a whole, the number of shares issuable in connection with any such award and the purchase price thereof, if any, will be proportionately adjusted to reflect the occurrence of any such event and the Compensation Committee will determine whether such change requires an adjustment in the aggregate number of shares reserved for issuance under the 2013 Plan or to retain the number of shares reserved and available under the plan in their sole discretion. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options. In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the Compensation Committee may declare that each option granted under the plan shall terminate as of a date to be fixed by the committee; provided that not less than 30 days written notice of the date so fixed shall be given to each participant holding an option, and each such participant shall have the right, during the period of 30 days preceding such termination, to exercise the participant’s option, in whole or in part, including as to options not otherwise exercisable.

Assignability of Plan Options and Termination of Employment

All plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee, except as provided by the Compensation Committee. If an optionee shall die while our employee or within three months after termination of employment by us because of disability, retirement or otherwise, such options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or termination of employment, by the person or persons to whom the optionee’s right under the option pass by will or applicable law, or if no such person has such right, by his executors or administrators. Options are also subject to termination by the Compensation Committee under certain conditions.

In the event of termination of employment because of death while an employee, or because of disability, the optionee’s options may be exercised not later than the expiration date specified in the option or one year after the optionee’s death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the option or one year after the optionee’s death, whichever date is earlier. If an optionee’s employment by us terminates because of disability and such optionee does not die within the following three months after termination, the options may be exercised, to the extent that the optionee shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in the option or one year after termination of employment, whichever date is earlier. If an optionee’s employment terminates for any reason other than death or disability, the optionee may exercise the options to the same extent that the options were exercisable on the date of termination, for up to three months following such termination, or on or before the expiration date of the options, whichever occurs first. In the event that the optionee was not entitled to exercise the options at the date of termination or if the optionee does not exercise such options (which were then exercisable) within the time specified herein, the options shall terminate. If an optionee’s employment terminates for any reason other than death, disability or retirement, all rights to exercise the option will terminate not later than 90 days following the date of such termination of employment, except as otherwise provided under the plan. Non-qualified options are not subject to the foregoing restrictions unless specified by the compensation committee.

Summary of Federal Tax Consequences

The following is only a brief summary of the effect of federal income taxation on an optionee under the 2013 Plan. Effective January 1, 2006, we adopted FASB ASC Topic 718.  This Statement requires that compensation costs related to share-based payment transactions, such as stock options or restricted stock award, be recognized in the financial statements.  Under ASC Topic 718, an optionee, recipient of a restricted stock award and our company will be subject to certain tax consequences and accounting charges, regardless of the type of option or restricted stock award.

Options granted under the 2013 Plan may be either ISOs which satisfy the requirements of Section 422 of the Internal Revenue Code or NSOs which do not meet such requirements. The federal income tax treatment for the two types of options differs, as summarized below.

●   ISOs. No taxable income is recognized by an optionee at the time of the grant of an ISO, and no taxable income is generally recognized at the time an ISO is exercised. However, the excess of the fair market value of the common stock received upon the exercise of an ISO over the exercise price is includable in the employee’s alternative minimum taxable income and may be subject to the alternative minimum tax, or AMT. For AMT purposes only, the basis of the common stock received upon exercise of an ISO is increased by the amount of such excess.

An optionee will recognize taxable income in the year in which the purchased shares acquired upon exercise of an ISO are sold or otherwise disposed. For federal tax purposes, dispositions are divided into two categories: qualifying and disqualifying. An optionee will make a qualifying disposition of the purchased shares if the sale or disposition is made more than two years after the grant date of the option and more than one year after the exercise date. If an optionee fails to satisfy either of these two holding periods prior to sale or disposition, then a disqualifying disposition of the purchased shares will result.

Upon a qualifying disposition, an optionee will recognize long-term capital gain or loss in an amount equal to the difference between the amount realized upon the sale or other disposition of the purchased shares and the exercise price paid for the shares except that, for AMT purposes, the gain or loss would be the difference between the amount realized upon the sale or other disposition of the purchased shares and the employee’s basis increased as described above. If there is a disqualifying disposition of the shares, then the optionee will generally recognize ordinary income to the extent of the lesser of the difference between the exercise price and the fair market value of the common stock on the date of exercise, or the amount realized on such disqualifying disposition. Any additional gain recognized upon the disposition will be capital gain. If the amount realized is less than the exercise price, the optionee will, in general, recognize a capital loss. If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, to the extent the optionee recognizes ordinary income. In no other instance will we be allowed a deduction with respect to the optionee’s disposition of the purchased shares.

●   NSOs. No taxable income is recognized by an optionee upon the grant of an NSO. The optionee will in general recognize ordinary income, in the year in which an NSO is exercised, equal to the excess of the fair market value of purchased shares on the date of exercise over the exercise price paid for such shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon a subsequent sale of the purchased shares, the optionee will generally recognize either a capital gain or a capital loss depending on whether the amount realized is more or less than the exercise price. We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to an exercised NSO. The deduction will in general be allowed for our taxable year in which ordinary income is recognized by the optionee in connection with the acquisition of the option shares.

●   Restricted Stock. Unless the recipient of a restricted stock grant elects to treat such grant as ordinary income at the time the grant is made, the recipient does not recognize taxable income upon the grant of restricted stock. Instead, the recipient will recognize ordinary income at the time of vesting, i.e. when the restrictions on the grant lapse, equal to the fair market value of the restricted shares on the vesting date minus any amount paid for the restricted shares. At the time that the recipient recognizes ordinary income in respect of the restricted stock grant, we would be entitled to a tax deduction for compensation expense equal to the amount of ordinary income recognized by the recipient.

Restrictions Under Securities Laws

The sale of all shares issued under the 2013 Plan must be made in compliance with federal and state securities laws.  Our officers, directors and 10% or greater stockholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption.  Our officers, directors and 10% and greater stockholders may also become subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

SELLING SECURITY HOLDERS

At June 14, 2013 we had 326,690,909 shares of our common stock are issued and outstanding. The information under this heading relates to resales of shares covered by this prospectus by persons who are our "affiliates" as that term is defined under federal securities laws. These persons will be members of our Board of Directors, executive officers and/or employees of our company. Shares issued pursuant to this prospectus to our affiliates are "control" shares under federal securities laws.

The following table sets forth:

•	the name of each affiliated selling security holder,

•	the amount of common stock owned beneficially, directly or indirectly, by each affiliated selling security holder,

•	the maximum amount of shares to be offered by the affiliated selling security holders pursuant to this prospectus, and

•	the amount of common stock to be owned by each affiliated selling security holder following sale of the shares.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of any security or other right. The information as to the number of shares of our common stock owned by each affiliated selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the affiliated selling security holders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the affiliated selling security holders will sell all of the shares owned by them, which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

Persons who receive stock grants under the 2013 Plan and are deemed affiliates. The amount of common stock sold for the account of our affiliate, together with all sales of our common stock for the account of our affiliate within the preceding three months, may not exceed the greater of 1% of our outstanding common stock or the average weekly reported volume of trading in our common stock.

Grants may be made to affiliates in the future which we are not able to identify at this time. Before any of our affiliates sell any of his shares received under the 2013 Plan, we will supplement this prospectus with the required information regarding the names of the persons selling, the total number of shares owned by these persons and the number of shares proposed to be sold under this prospectus.

Name of selling security holder	Number of shares owned	Shares to be offered	Shares to be owned after offering	% owned after offering

PLAN OF DISTRIBUTION

The information under this heading includes resales of shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws.

The shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices.  The selling security holders in connection with sales of securities may pay usual and customary, or specifically negotiated, brokerage fees or commissions.

The selling security holders may sell shares in one or more of the following methods, which may include crosses or block transactions:

●

on such exchanges or over-the-counter markets on which our shares may be listed or quoted from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, or through brokers, acting as principal or agent; or

●

in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value, subject to rules relating to sales by affiliates.

Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders who are affiliates of our company and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act of 1933 for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

We have advised the selling security holders that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Securities Exchange Act of 1934.  With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

Sales of securities by us and the selling security holders or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of June 12, 2013 there were 326,690,909  shares of common stock and 626,667 shares of Series B preferred stock issued and outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of preferred stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors, without further stockholder approval, may issue our preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. In September 2005, Our board of directors authorized a series of 833,334 shares of blank check preferred stock be designated as Series B convertible preferred stock and on September 28, 2005, we filed a Certificate of Designations of Preferences, Rights and Limitations of Series B convertible preferred with the Secretary of State of Delaware. On December 29, 2005, we filed an Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series B convertible preferred stock increasing the number of shares authorized under this series to 1,833,334 shares. Presently, there are 626,667 shares of our Series B convertible preferred stock issued and outstanding.

The designations, rights and preferences of the Series B convertible preferred stock provide:

•        no dividends are payable on the Series B convertible preferred stock. So long as these shares are outstanding, we cannot pay dividends on our common stock nor can it redeem any shares of its common stock, the shares of Series B convertible preferred stock do not have any voting rights, except as may be provided under Delaware law,

•        so long as the shares are outstanding, we cannot change the designations of the Series B convertible preferred stock, create a class of securities that in the instance of payment of dividends or distribution of assets upon our liquidation ranks senior to or pari passu with the Series B convertible preferred stock or increase the number of authorized shares of Series B convertible preferred stock, the shares carry a liquidation preference of $0.2727 per share,

•        each share of Series B convertible preferred stock is convertible at the option of the holder into one share of our common stock based upon an initial conversion value of $0.2727 per share. The conversation ratio is subject to adjustment in the event of stock dividends, stock splits or reclassification of our common stock.  No conversion of the Series B convertible preferred stock may occur if a conversion would result in the holder, and any of its affiliates beneficially owning more than 4.9% of our outstanding common shares following such conversion. This provision may be waived or amended only with the consent of the holders of all of the Series B convertible preferred stock and the consent of the holders of a majority of our outstanding shares of common stock who are not affiliates, and

•        the shares of Series B convertible preferred stock automatically convert into shares of our common stock in the event of change of control of our company, and

Transfer Agent

Our transfer agent is Olde Monmouth Stock Transfer, 200 Memorial Pkwy, Atlantic Highlands, NJ 07716. Its telephone number is (732) 872-2727.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Pearlman Schneider LLP, 2200 Corporate Boulevard, N.W., Boca Raton, Florida  33431.

EXPERTS

The consolidated balance sheet of IceWEB, Inc. as of September 30, 2012 and the related consolidated statement of operation, change in stockholders’ equity (deficit) and cash flows for the year then ended, appearing in our Annual Report on Form 10-K for the year ended September 30, 2012 as filed with the Securities and Exchange Commission have been audited by D’Arelli Pruzansky, P.A., our independent registered public accounting firm, as set forth in its report thereon and are incorporated by reference in reliance upon the authority of such firm as experts in auditing and accounting.

The consolidated balance sheet of IceWEB, Inc. as of September 30, 2011 and the related consolidated statements of operations, change in stockholders’ equity (deficit) and cash flows for the year then ended, appearing in our Annual Report on Form 10-K for the year ended September 30, 2011 as filed with the Securities and Exchange Commission have been audited by Sherb & Co. LLP., our predecessor independent registered public accounting firm, as set forth in its report thereon and are incorporated by reference in reliance upon the authority of such firm as experts in auditing and accounting.

INDEMNIFICATION

The Delaware Revised Statutes allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

•        the officer or director conducted himself or herself in good faith;

•        his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

•        in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.  We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in the registration statement.

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC on December 31, 2012;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended December 31, 2012 filed with the SEC on February 14, 2013, and for the quarter ended March 31, 2013 filed with the SEC on May 15, 2012 as amended on May 16, 2013; and

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 18, 2013, April 12, 2013, April 16, 2013 and June 13, 2013.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents.  Written requests for such copies should be directed to Corporate Secretary, IceWEB, Inc., 22900 Shaw Road, Suite 111, Sterling, VA 20166.

Item 4. Description of Securities.

A description of the registrant's securities is set forth in the prospectus incorporated as a part of this registration statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•	under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or

•	for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation contains such a provision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

Persons eligible to receive grants under the 2013 Plan will have an existing relationship with us and will have access to comprehensive information about us to enable them to make an informed investment decision. The recipient must express an investment intent and, in the absence of registration under the Securities Act of 1933, consent to the imprinting of a legend on the securities restricting their transferability except in compliance with applicable securities laws.

Item 8. Exhibits.

The following is a list of exhibits filed with or incorporated by reference into, this Registration Statement:

5.1	Opinion of Pearlman Schneider LLP.

10.1	2013 Employee Option Plan (Incorporated by reference to the Current Report on Form 8-K as filed on June 14, 2013).

23.1	Consent of D’Arelli Pruzansky, P.A.

23.2	Consent of Sherb & Co., LLP

23.3	Consent of Pearlman Schneider LLP (contained in Exhibit 5).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set for in the “Calculation of Registration Fee” table herein;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with the Securities and Exchange Commission that are incorporated herein by reference;

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1993 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized in Sterling, Virginia on June 14, 2013.

ICEWEB, INC.

/s/ Robert M. Howe III
By:	Robert M. Howe III,	CEO, Principal executive officer

/s/ Mark B. Lucky
By:	Mark B. Lucky,	CFO, Principal accounting officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hal Compton, Sr.	Chairman	June 14, 2013
Hal Compton, Sr.

/s/ Robert M. Howe III	Chief Executive Officer, Director	June 14, 2013
Robert M. Howe III

/s/ Mark B. Lucky	Chief Financial Officer, principal financial and	June 14, 2013
Mark B. Lucky	accounting officer

/s/ Nicholas Carosi III	Director	June 14, 2013
Nicholas Carosi III

/s/ Raymond J. Pirtle, Jr.	Director	June 14, 2013
Raymond J. Pirtle, Jr.

/s/ Jack Bush	Director	June 14, 2013
Jack Bush

/s/ Harry E. Soyster	Director	June 14, 2013
Harry E. Soyster

/s/ Mark Stavish	Director	June 14, 2013
Mark Stavish